Exhibit 99.1

Investor Contact:	Elizabeth Saunders	Media Contact:	Joy Sutton
	Clermont Partners		(615) 587-7728
	(312) 690-6008		Mediarequest@contactAAC.com
IR@contactAAC.com

AAC Holdings, Inc. Reports Fourth Quarter and Full Year 2017 Results

Fourth quarter caps off a year of solid performance for the Company, reflecting continued operational efficiencies, an uptick in ADR and a strong and improving balance sheet

BRENTWOOD, Tenn., Feb. 21, 2018 - Today AAC Holdings, Inc. (NYSE: AAC) announced financial results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter 2017 Operational and Financial Highlights:

(All comparisons are to the comparable prior-year period, unless otherwise noted)

•	Total revenue increased 19% to $86.1 million
•	Average daily residential revenue (ADR) increased 58% to $1,054 and average revenue per outpatient visit (ARV) increased 16% to $418
•	Total average daily census (ADC) increased to 995 compared with 962
•	Outpatient visits increased 37% to 21,651
•

Net loss available to AAC Holdings, Inc. common stockholders was $18.8 million, or ($0.80) per diluted common share, including a charge of $23.3 million or ($0.70) per diluted common share, for estimated legal settlement costs and a charge of $3.5 million, or ($0.15) per diluted common share, related to the estimated impact of the Tax Cuts and Jobs Act on net deferred tax assets.

•	Adjusted EBITDA increased 35% to $15.1 million (see non-GAAP reconciliation herein)
•	Adjusted earnings per diluted common share was $0.10 compared with $0.15 per diluted common share (see non-GAAP reconciliation herein)
•	Days sales outstanding (DSO) decreased by 10 days to 101

“Our strong fourth quarter capped off a year of solid performance, providing excellent momentum as we head into the new year. In 2017, we expanded our outpatient and sober living offerings, consolidated facilities in Southern California, Southern Florida and Louisiana to accelerate operational efficiencies, increased our borrowing capacity with a new $210 million secured term loan facility and a $55 million revolving credit facility, and announced the pending acquisition of AdCare,” said Michael Cartwright, Chairman and Chief Executive Officer of AAC Holdings, Inc. “Of course, delivering excellent clinical client care remains our top focus, and our effectiveness in executing against this vision is illustrated in the recent findings of our 12-month clinical outcomes study and in investments we are making in clinical and other technology to further improve client experiences, safety and outcomes.”

Fourth Quarter 2017 Financial Results

AAC breaks down its revenues between client related revenue and non-client related revenue. Client related revenue includes: (1) residential treatment facility services and related professional services; (2) outpatient facility services, related professional services and sober living services; and (3) client related diagnostic services, which includes point of care drug testing and client related diagnostic laboratory services. Non-client related revenue includes marketing and diagnostic services provided to third parties. Prior period results have been conformed to the current period presentation.

Total revenue increased 19% to $86.1 million compared with $72.4 million in the same period in the prior year.

Residential treatment facility revenue increased 40% to $71.5 million compared with $51.2 million in the same period in the prior year. ADR increased 58% to $1,054 compared with $667 in the same period in the prior year.

Outpatient and sober living facility revenue increased 59% to $9.0 million compared with $5.7 million in the same period in the prior year. ARV increased 16% to $418 compared with $360 in the same period in the prior year.

Client related diagnostic services revenue was down 78% to $3.1 million compared with $14.2 million in the same period in the prior year. The decrease in client related diagnostic services is a result of previously anticipated lower reimbursements combined with a shift in the mix of client related diagnostic services from higher reimbursed tests to lower reimbursed tests.

Non-client related revenue increased 104% to $2.5 million compared with $1.2 million in the same period in the prior year.

Net loss available to AAC Holdings, Inc. common stockholders was $18.8 million, or ($0.80) per diluted common share, compared with net income available to AAC Holdings, Inc. common stockholders of $0.5 million, or $0.02 per diluted common share, in the prior-year period. Included in the net loss available to AAC Holdings, Inc. common stockholders is the accrued litigation liability of $23.3 million, or ($0.70) per diluted common share, related to the estimated settlement of the Tennessee class action litigation and the Nevada derivative litigation matters. Also included in the net loss available to AAC Holdings, Inc. common stockholders is a non-cash increase in the Company’s provision for income taxes of $3.5 million, or ($0.15) per diluted common share, related to the estimated impact of the Tax Cuts and Jobs Act on the net deferred tax assets. These estimates may be refined as further information becomes available.

Adjusted EBITDA increased 35% to $15.1 million compared with $11.1 million for the same period in the prior year. Adjusted net income available to AAC Holdings, Inc. common stockholders decreased to $2.4 million, or $0.10 per diluted common share, compared with $3.4 million, or $0.15 per diluted common share, for the same period in the prior year. Adjusted EBITDA, adjusted net income available to AAC Holdings, Inc. common stockholders and adjusted diluted earnings per share are non-GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are included at the end of this release.

Full Year 2017 Financial Results

Total revenue for the year ended December 31, 2017 increased 14% to $317.6 million compared with $279.8 million in the prior year.

Residential treatment facility revenue increased 30% to $247.0 million compared with $189.5 million in the prior year. ADR increased 38% to $873 compared with $633 in the prior year.

Outpatient and sober living facility revenue increased 74% to $29.1 million for the year ended December 31, 2107 compared with $16.7 million in the prior year. ARV increased 19% to $403 compared with $339 in the prior year.

Client related diagnostic services revenue was down 50% to $32.5 million compared with $64.4 million in the prior year. As is the case with fourth quarter results, this decrease is the result of previously anticipated lower reimbursements combined with a shift in the mix of client related diagnostic services from higher reimbursed tests to lower reimbursed tests.

Non-client related revenue decreased 1% to $9.1 million for the year ended December 31, 2017 compared with $9.2 million in the in the prior year.

Net loss available to AAC Holdings, Inc. common stockholders was $20.6 million, or ($0.88) per diluted common share, for the year ended December 31, 2017, compared with net loss available to AAC Holdings, Inc. common stockholders of $0.6 million, or ($0.03) per diluted common share, in the prior year. Included in the net loss available to AAC Holdings, Inc. common stockholders is an accrued litigation liability of $23.3 million, or ($0.70) per diluted common share, and the non-cash increase in the Company’s provision for income taxes of $3.5 million, or ($0.15) per diluted common share, outlined above.

Adjusted EBITDA increased 20% to $57.1 million for the year ended December 31, 2017 compared with $47.7 million for the prior year. Adjusted net income available to AAC Holdings, Inc. common stockholders decreased to $13.9 million, or $0.60 per diluted common share, compared with $16.2 million, or $0.71 per diluted common share, for the same period in the prior year. Adjusted EBITDA, adjusted net income available to AAC Holdings, Inc. common stockholders and adjusted diluted earnings per share are non-GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures, are included at the end of this release.

Balance Sheet and Cash Flows

As of December 31, 2017, AAC Holdings’ balance sheet reflected cash and cash equivalents of $13.8 million, net property and equipment of $152.5 million and total debt of $201.2 million, net of debt issuance costs of $7.2 million.

Cash flows provided by operations totaled $5.3 million for the fourth quarter of 2017 compared with cash flows used in operations of $1.2 million in the prior year period. Capital expenditures in the fourth quarter of 2017 totaled $5.9 million.

Days sales outstanding continue to improve and were 101 days for the fourth quarter of 2017 compared with 106 days for the third quarter of 2017 and 111 for the prior-year period. Total cash collections increased 15% for the year ended December 31, 2017 as compared to the year ended December 31, 2016.

2018 Outlook

In May 2014, the FASB issued Accounting Standards Codification (ASC) Topic 606, “Revenue from Contracts with Customers,” a replacement of Revenue Recognition Topic 605. The Company adopted ASC 606 on January 1, 2018. Under ASC 606, the majority of the provision for doubtful accounts, which historically was reported as an operating expense, will now be reported as a direct reduction to revenue in 2018. This change in presentation will reduce revenues and operating expenses by the same amount and is not expected to have an effect on net income or earnings per share.

AAC introduces its guidance for the full year 2018 in the table below. Results for 2018 full year guidance have been provided inclusive of ASC 606, and for comparability only, 2018 full year guidance has also been provided excluding the impact of ASC 606 (dollars in millions, except share data):

Full Year 2018 Guidance
	As Currently Reported	Adjusted for Adoption of ASC 606 on January 1, 2018
Total Revenues	$325 - $335	$290 - $300
Residential treatment facility revenue	$258 - $260	$234 - $236
Outpatient and sober living facility revenue	$38 - $42	$35 - $39
Client related diagnostic services revenue (includes point of care drug testing and client related diagnostic laboratory services revenue)	$18 - $21	$12 - $15
Non-client related revenue (includes third-party marketing and laboratory services)	$11 - $12	$9 - $10

Adjusted EBITDA	$62 - $65	$62 - $65
Adjusted Earnings per Diluted Common Share	$0.70 - $0.75	$0.70 - $0.75

The Company expects an annual effective tax rate of 24% to 26% and diluted weighted-average common shares outstanding of approximately 24 million for the year.

This outlook above does not include the impact of any future acquisitions, including the pending acquisition of AdCare, transaction-related costs, litigation settlement or expenses related to legal defenses.

With respect to the “2018 Outlook” above, reconciliation of adjusted EBITDA and adjusted earnings per diluted common share guidance to the closest corresponding GAAP measure on a forward-looking basis is not available without unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including de novo start-up and other expense and acquisition-related expenses. We expect these adjustments may have a potentially significant impact on future GAAP financial results.

Earnings Conference Call

The Company will host a conference call and live audio webcast on Thursday, February 22, 2018, at 10:00 a.m. CT to further discuss these results. The number to call for this interactive teleconference is 412-542-4144. A replay of the conference call will be available through March 1, 2018, by dialing 412-317-0088 and entering the replay access code, 10117072. The live audio webcast of the Company's quarterly conference call will also be available online in the Investor Relations section of the Company's website at ir.americanaddictioncenters.org.

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About American Addiction Centers

American Addiction Centers is a leading provider of inpatient and outpatient substance abuse treatment services. We treat clients who are struggling with drug addiction, alcohol addiction and co-occurring mental/behavioral health issues. We currently operate substance abuse treatment facilities located throughout the United States. These facilities are focused on delivering effective clinical care and treatment solutions. For more information, please find us at AmericanAddictionCenters.org or follow us on Twitter.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are made only as of the date of this release.  In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words.  Forward-looking statements may include information concerning AAC Holdings, Inc.’s (collectively with its subsidiaries; “AAC Holdings” or the “Company”) possible or assumed future results of operations, including descriptions of the Company’s revenue, profitability, outlook and overall business strategy.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from the information contained in the forward-looking statements.  These risks, uncertainties and other factors include, without limitation: (i) our inability to effectively operate our facilities; (ii) our reliance on our sales and marketing program to continuously attract and enroll clients; (iii) a reduction in reimbursement rates by certain third-party payors for inpatient and outpatient services and diagnostics laboratory revenue; (iv) an increase in our provision for doubtful accounts based on the aging of receivables; (v) our failure to successfully achieve growth through acquisitions and de novo projects; (vi) uncertainties regarding the timing of the closing of acquisitions, including the pending acquisition of AdCare; (vii) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of an acquisition; (viii) our failure to achieve anticipated financial results from contemplated and prior acquisitions, including the pending AdCare acquisition; (ix) a disruption in our ability to perform diagnostics laboratory services; (x) maintaining compliance with applicable regulatory authorities, licensure and permits to operate our facilities and laboratories; (xi) a disruption in our business and reputational and economic risks associated with the civil securities claims brought by shareholders or claims by various parties; (xii) inability to meet the covenants in our loan documents; (xiii) our inability to effectively integrate acquired facilities; and (xiv) general economic conditions, as well as other risks discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.  As a result of these factors, we cannot assure you that the forward-looking statements in this release will prove to be accurate.  Investors should not place undue reliance upon forward-looking statements.

AAC HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(Dollars in thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenues
Client related revenue	$83,679	$71,146	$308,538	$270,569
Non-client related revenue	2,457	1,206	9,103	9,201
Total revenues	86,136	72,352	317,641	279,770

Operating expenses
Salaries, wages and benefits	38,401	36,432	146,390	141,073
Client related services	7,409	6,987	27,031	24,446
Provision for doubtful accounts	11,149	6,265	36,914	21,485
Advertising and marketing	2,200	4,682	12,315	18,275
Professional fees	3,316	3,014	12,638	16,468
Other operating expenses	11,015	9,009	36,309	29,627
Rentals and leases	1,675	1,831	7,514	7,363
Litigation settlement	23,607	202	23,607	1,292
Depreciation and amortization	5,759	4,917	21,504	17,686
Acquisition-related expenses	567	263	1,162	2,691
Total operating expenses	105,098	73,602	325,384	280,406
Loss from operations	(18,962)	(1,250)	(7,743)	(636)
Interest expense, net	5,739	2,325	16,811	8,175
Gain on contingent consideration	—	(1,350)	—	(1,350)
Loss on extinguishment of debt	—	—	5,435	—
Other expense (income), net	39	(587)	116	(500)
Loss before income tax benefit	(24,740)	(1,638)	(30,105)	(6,961)
Income tax benefit	(4,559)	(335)	(5,018)	(1,220)
Net loss	(20,181)	(1,303)	(25,087)	(5,741)
Less: net loss attributable to noncontrolling interest	1,359	1,781	4,508	5,152
Net (loss) income available to AAC Holdings, Inc. common stockholders	$(18,822)	$478	$(20,579)	$(589)

Basic (loss) earnings per common share	$(0.80)	$0.02	$(0.88)	$(0.03)
Diluted (loss) earnings per common share	$(0.80)	$0.02	$(0.88)	$(0.03)
Weighted-average common shares outstanding:
Basic	23,396,502	23,048,474	23,277,444	22,718,117
Diluted	23,396,502	23,061,065	23,277,444	22,718,117

AAC HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(Dollars in thousands)

	December 31,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$13,818	$3,964
Accounts receivable, net of allowances	94,096	87,334
Prepaid expenses and other current assets	4,022	5,181
Total current assets	111,936	96,479
Property and equipment, net	152,548	141,307
Goodwill	134,396	134,396
Intangible assets, net	8,829	10,356
Deferred tax assets, net	8,010	598
Other assets	12,556	748
Total assets	$428,275	$383,884

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,579	$9,155
Accrued and other current liabilities	27,661	25,780
Accrued litigation	23,607	962
Current portion of long-term debt	4,722	9,445
Total current liabilities	60,569	45,342
Long-term debt, net of current portion and debt issuance costs	196,451	179,661
Financing lease obligation, net of current portion	24,541	—
Other long-term liabilities	10,546	4,093
Total liabilities	292,107	229,096

Stockholders’ equity	150,994	165,106
Noncontrolling interest	(14,826)	(10,318)
Total stockholders’ equity including noncontrolling interest	136,168	154,788
Total liabilities and stockholders’ equity	$428,275	$383,884

AAC HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(Dollars in thousands)

	Twelve Months Ended
	December 31, 2017	December 31, 2016
Cash flows from operating activities:
Net loss	$(25,087)	$(5,741)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	36,914	21,485
Depreciation and amortization	21,504	17,686
Equity compensation	7,513	8,823
Loss on disposal of property and equipment	55	163
Loss on extinguishment of debt	5,435	—
Gain on contingent consideration	—	(1,350)
Amortization of debt issuance costs	1,564	633
Deferred income taxes	(7,412)	(1,793)
Changes in operating assets and liabilities:
Accounts receivable	(43,676)	(45,838)
Prepaid expenses and other assets	(6,725)	2,510
Accounts payable	(4,576)	824
Accrued liabilities	4,685	3,135
Accrued litigation	22,645	—
Other long-term liabilities	6,453	(394)
Net cash provided by operating activities	19,292	143
Cash flows from investing activities:
Purchase of property and equipment	(33,041)	(37,304)
Acquisition of subsidiaries	—	(18,825)
Change in funds held on acquisition	(1,000)	(325)
Net cash used in investing activities	(34,041)	(56,454)
Cash flows from financing activities:
Payments on 2015 Credit Facility and Deerfield Facility	(211,094)	(5,376)
Proceeds from 2015 Credit Facility and Deerfield Facility, net of deferred financing costs	18,000	48,930
Payments on 2017 Credit Facility	(17,126)	—
Proceeds from 2017 Credit Facility, net of deferred financing costs	211,073	—
Proceeds from financing lease obligation, net of deferred financing costs	24,621	—
Payments on capital leases	(791)	(834)
Repayment of long-term debt — related party	—	(1,195)
Change in funds held on acquisition	1,000	—
Payment of employee taxes for net share settlement	(1,080)	—
Net cash provided by financing activities	24,603	41,525
Net change in cash and cash equivalents	9,854	(14,786)
Cash and cash equivalents, beginning of period	3,964	18,750
Cash and cash equivalents, end of period	$13,818	$3,964

AAC HOLDINGS, INC.
OPERATING METRICS
Unaudited

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Operating Metrics:
New admissions[1]	3,018	3,078	12,299	11,849
Average daily residential census[2]	737	835	775	818
Average daily sober living census[3]	258	127	197	103
Total average daily census	995	962	972	921
Average episode length (days)[4]	28	28	28	28
Average daily residential revenue[5]	$1,054	$667	$873	$633
Average net daily residential revenue[6]	$967	$630	$800	$597
Revenue per admission[7]	$27,727	$23,114	$25,086	$22,835
Outpatient visits[8]	21,651	15,817	72,155	49,173
Average revenue per outpatient visit[9]	$418	$360	$403	$339
Client related diagnostic services[10]	4%	20%	11%	24%
Residential bed count at end of period[11]	939	1,140	939	1,140
Effective residential bed count at end of period[12]	939	1,067	939	1,067
Average effective residential bed utilization[13]	78%	79%	78%	82%
Days sales outstanding[14]	101	111	108	114

1  Represents total client admissions at our residential facilities for the periods presented.

2  Represents average daily client census at all of our residential facilities.

3  Represents average daily client census at our sober living facilities.

4  Average episode length is the consecutive number of days from admission to discharge that a client stays at an AAC residential facility and, when applicable, an AAC sober living facility.

5  Average daily residential revenue is calculated as total revenues from all of our  residential facilities, less client related diagnostic services revenue, during the period divided by the product of the number of days in the period multiplied by average daily residential census.

6  Average net daily residential revenue is calculated as total revenues from all of our  residential facilities, less client related diagnostic services revenue, and less provision for doubtful accounts during the period, divided by the product of the number of days in the period multiplied by average daily residential census.

7  Revenue per admission is calculated by dividing total client related revenue by new admissions.

8  Represents the total number of outpatient visits at our standalone outpatient centers during the periods presented.

9  Average revenue per outpatient visit is calculated as total revenues from all of our  standalone outpatient facilities, less client related diagnostic services revenue, during the period divided by the number of outpatient visits during the period.

10  Client related diagnostic services revenue, as a percentage of client related revenue, includes point-of-care and client related diagnostic laboratory services.

11  Residential bed count at end of period includes all beds at  inpatient facilities.

12  Effective bed count at end of period represents the number of beds for which our facilities are staffed based on planned census.

13  Average effective residential bed utilization represents average daily residential census divided by the average effective residential bed count during the applicable period.

14  Days sales outstanding is calculated as accounts receivable, net of allowance for doubtful accounts, at the end of the period divided by revenues per day. Revenues per day is calculated by dividing revenues for the period by the number of days in the period.

AAC HOLDINGS, INC.
SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES
Unaudited
(Dollars in thousands)
Reconciliation of Adjusted EBITDA to Net (Loss) Income Available to AAC Holdings, Inc. Common Stockholders

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net (loss) income available to AAC Holdings, Inc. common stockholders	$(18,822)	$478	$(20,579)	$(589)
Non-GAAP Adjustments:
Interest expense	5,739	2,325	16,811	8,175
Depreciation and amortization	5,759	4,917	21,504	17,686
Income tax benefit	(4,559)	(335)	(5,018)	(1,220)
Net loss attributable to noncontrolling interest	(1,359)	(1,781)	(4,508)	(5,152)
Stock-based compensation and related tax reimbursements	1,465	1,984	7,513	8,823
Litigation settlement and California matter related expense	24,028	1,093	25,031	8,690
Acquisition-related expense	647	406	1,431	3,252
De novo start-up and other expense	243	3,395	5,109	8,663
Employee severance expense	1,662	—	3,447	—
Loss on extinguishment of debt	—	—	5,435	—
Gain on contingent consideration	—	(1,350)	—	(1,350)
Facility closure operating losses and expense	266	—	972	771
Adjusted EBITDA	$15,069	$11,132	$57,148	$47,749

Adjusted EBITDA, adjusted net income available to AAC Holdings, Inc. common stockholders and adjusted diluted earnings per common share (herein collectively referred to as "Non-GAAP Disclosures") are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the U.S. Securities and Exchange Commission, each of which are defined below. Management believes the Non-GAAP Disclosures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. We believe the Non-GAAP Disclosures also enhance investors’ ability to compare period-to-period financial results.  The Non-GAAP Disclosures should not be considered as measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). The items excluded from the Non-GAAP Disclosures are significant components in understanding and assessing our financial performance and should not be considered as an alternative to net income or other financial statement items presented in the condensed consolidated financial statements. Because the Non-GAAP Disclosures are not measures determined in accordance with GAAP, the Non-GAAP Disclosures may not be comparable to other similarly titled measures of other companies.

Management defines adjusted EBITDA as net income (loss) available to AAC Holdings, Inc. common stockholders adjusted for interest expense, depreciation and amortization expense, income tax benefit, net loss attributable to noncontrolling interest, stock-based compensation and related tax reimbursements, litigation settlement and California matter related expense, acquisition-related expense (which includes professional services for accounting, legal, valuation services and licensing expenses), de novo start-up and other expenses, employee severance expense, loss on extinguishment of debt, gain on contingent consideration and facility closure operating losses and expense.

AAC HOLDINGS, INC.
SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES
Unaudited
(Dollars in thousands, except share data)
Reconciliation of Adjusted Net Income Available to AAC Holdings, Inc. Common Stockholders to Net (Loss) Income Available to AAC Holdings, Inc. Common Stockholders

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net (loss) income available to AAC Holdings, Inc. common stockholders	$(18,822)	$478	$(20,579)	$(589)
Non-GAAP Adjustments:
Litigation settlement and California matter related expense	24,028	1,093	25,031	8,690
Acquisition-related expense	647	406	1,431	3,252
De novo start-up and other expense	243	3,395	5,109	8,663
Employee severance expense	1,662	—	3,447	—
Loss on extinguishment of debt	—	—	5,435	—
Gain on contingent consideration	—	(1,350)	—	(1,350)
Facility closure operating losses and expense	266	—	972	771
Income tax effect of non-GAAP adjustments	(5,658)	(621)	(6,906)	(3,234)
Adjusted net income available to AAC Holdings, Inc. common stockholders	$2,366	$3,401	$13,940	$16,203
Weighted-average common shares outstanding - diluted	23,396,502	23,061,065	23,277,444	22,718,117
GAAP diluted (loss) earnings per common share	$(0.80)	$0.02	$(0.88)	$(0.03)
Adjusted earnings per diluted common share	$0.10	$0.15	$0.60	$0.71

Management defines adjusted net income available to AAC Holdings, Inc. common stockholders as net income (loss) available to AAC Holdings, Inc. common stockholders adjusted for litigation settlement and California matter related expense, acquisition-related expense (which includes professional services for accounting, legal, valuation services and licensing expenses), de novo start-up and other expenses, employee severance expense, loss on extinguishment of debt, gain on contingent consideration, facility closure operating losses and expense and the income tax effect of the non-GAAP adjustments at the then applicable effective tax rate.

Adjusted diluted earnings per common share represents diluted earnings per common share calculated using adjusted net income available to AAC Holdings, Inc. common stockholders as opposed to net income available to AAC Holdings, Inc. common stockholders.